Exhibit 10.10

Agreement

Drawn up and executed in Tel-Aviv on November 17, 2011

between:	Topspin Medical Inc.
directly or through its fully-owned subsidiary - Topspin Medical (Israel) Ltd.
Of 25 Lechi Street, Bnei-Brak
(hereinafter: “the Company”)
On the first part;

and:	Metamorfix Ltd.
Of 5 Oppenheimer Street, Rehovot

(hereinafter: "Metamorfix")

and Metamorfix's shareholders
set forth in Annex A' hereof
(hereinafter: "the Offerees")

On the second part;

The Company, Metamorfix and the Offerees shall hereinafter be jointly termed: ("the Parties")

WHEREAS:	the Company is a public Delaware company whose shares are registered for trading at the Tel-Aviv Stock Exchange Ltd.; and
WHEREAS:	Metamorfix is a private company registered in Israel; and
WHEREAS:
the Offerees wish to transfer another 5,725,000 shares from Metamorfix (which are not held by the Company) constituting 80.35% of Metamorfix's shares - to the Company against and in consideration for 8,009,009 ordinary shares of the Company constituting 40.49% of the total issued and outstanding capital of the Company (fully diluted) subject to the statements herein below; and

WHEREAS:	the parties wish to entrench in writing the terms of the transaction between them pursuant to the contents hereof below;

IT HAS THEREFORE BEEN AGREED, DECLARED AND STIPULATED BETWEEN THE
PARTIES AS FOLLOWS:

1.	The preamble, annexes and section headings

1.1	The Preamble to this Agreement and its appendices shall constitute an integral part thereof.

1.2	Section headings herein are for the purposes of convenience only, and do not and shall not have any weight even for the purpose of interpreting the Agreement.

2.	Definitions

The terms listed in section 2 below shall bear the meanings in this Agreement set forth alongside them below:

2.1	"Approval from the Company's Institutions"	an approval from the Company's Board and general meeting pursuant to section 270(5) and 274 of the Companies Law.
2.2	"General Meeting"
the Company's general meeting of shareholders which was convened by the Company on October 24, 2011 pursuant to the Securities Regulations (Transaction between Company and Controlling Shareholder Therein), 5761-2001 and the Securities Regulations (Private Offer of Securities in a Registered Company), 5760-2000, for the purpose of approving the engagement of the Company in this Agreement and the implementation thereof including the engagements stemming from this Agreement requiring approval of the General Meeting under any law.

2.3	"The Stock Exchange"	the Tel-Aviv Stock Exchange Ltd.
2.4	"The Company's Share Capital"	the Company's issued and outstanding share capital.
2.5	"Shares"	the Company's ordinary shares with a nominal value of 0.001 US dollars each.
2.6	"The Allotted Shares"
8,009,009 Company shares which shall be allotted to the Offerees, which following the allotment thereof shall constitute 40.49% of the Company's issued and outstanding share capital and of the voting rights therein (fully diluted).

2.7	"The Transferred Shares"	5,725,000 Metamorfix shares held by the Offerees.
2.8	"The Offerees"	as defined above.
2.9	“The Companies Law”	the Companies Law, 5759-1999.
2.10	“The Securities Law”	the Securities Law, 5728-1968.
2.11	"The Ordinance"	the Income Tax Ordinance [New Version], 5721-1961
2.12	"The Closing Date"	as defined in section 8 below.
2.13	"The Ruling on the Option Deeds"	a ruling to be obtained from the income tax authorities which shall confirm that the exchange between Metamorfix's options with options of the Company shall not constitute a tax event. Furthermore, section 102 of the Ordinance shall apply to the options to be allotted in a capital track with respect to employees and a tax event, should such occur, shall defer the realization date.

3.	The Transaction

On the Closing Date, and subject to fulfillment of the conditions precedent set forth in section 8 below, the actions listed below shall be performed simultaneously:

3.1
The Company, through its subsidiary Topspin Medical (Israel) Ltd (hereinafter: "the Subsidiary"), shall acquire the Transferred Shares from the Offerees against an allotment of the Allotted Shares on the basis of the following division:

Name of shareholder:	Quantity of Metamorfix shares to be transferred by him to the Company	Quantity of options held by Metamorfix	Rate of Transferred Shares out of Metamorfix's share capital	Amount of allotted shares to be allotted to him in the Company	Amount of options in the Company to be allotted to him	Total of all the holdings of the offeree in the Company upon completion of the allotment following exercise of the offered options alone1
Asher Shmulevitz (including Madgenesis Partners Ltd.)	1,400,000	-	19.65%	1,958,535	-	45.09%
Moshe Mizrachi	1,400,000	-	19.65%	1,958,585	-	14.13%
Amir Waldman	1,400,000	-	19.65%	1,958,535	-	8.50%
Eitan Nachum	1,350,000	-	18.95%	1,888,587	-	8.19%
Mazal Dehan	100,000	200,000	1.40%	139,895	279,791	2.03%
James Shaul	50,000	20,000	0.70%	69,948	27,979	0.47%
Yoav Matan	25,000	20,000	0.35%	34,974	27,979	0.30%
Miri Horovitz	-	15,000	-	-	20,984	0.10%
Anita Porat	-	5,000	-	-	6,995	0.03%
TOTAL	5,725,000	260,000	100%	8,009,009	363,728	-

3.2
The Allotted Shares are allotted to the Offerees free and clear of any encumbrance, bond, attachment, demand, claim, lien, option, right of first refusal, tag-along right, debt, trust, and/or other third-party right.

1  Following a deduction of 800,901 ordinary shares of the Company which are be transferred to IHCV from Messrs. Shmulevitz, Mizrachi and Eitan Nachum, as part of the agreement between Madgenesis Partners and IHCV, which guarantees that upon completion of the allotment IHVC[sic] shall hold 10% of the Company's shares.

The Allotted Shares shall have the same standing and enjoy the same rights, and shall grant the owners thereof any right stemming from and/or pertaining to ownership in the Company, including, inter alia, the right to participate and vote in the Company's general meetings, whether ordinary, special or extraordinary, the right to participate in dividend distributions, bonus shares, rights etc, as well as rights in the distribution of the Company's surplus assets upon the liquidation thereof, pursuant to the Company's articles of incorporation and subject to any law.

3.3
Lock Up. Section 15 of the Securities Law and the Private Allotment Regulations shall apply to the Allotted Shares. The following are the restrictions which shall apply in connection with a resale of the Allotted Shares (hereinafter: "Resale Restrictions"): An offeree shall not be entitled to offer the shares to be allotted to him in the course of trading on the Stock Exchange for a period of 6 months from the allotment date other than pursuant to a prospectus whose publication shall be approved by the Securities Authority (hereinafter in this section: "the Complete Lock Up Period").

For period of 6 successive quarters following the Complete Lock Up Period an offeree shall only be entitled to offer the shares in the course of trading on the Stock Exchange pursuant to a prospectus whose publication shall be approved by the Securities Authority on the following terms: (hereinafter: "the Trickle Period"): On each trading day on the Stock Exchange the quantity of shares to be offered for sale shall not exceed the average daily trading volume for a share in the 8 weeks preceding such date; alternatively - the offeree shall be entitled to offer for sale in each quarter in the course of trading on the Stock Exchange a quantity of shares which shall not exceed 1% of the Company's issued and outstanding share capital (without taking into account convertible securities that have not yet been exercised or converted into shares).  For this purpose "Quarter" shall mean a period of 3 months, with the first quarter to commence upon the conclusion of the period specified in subsection (a) above.

3.4	Restrictions by virtue of American law.

3.4.1
In addition to the provisions of section 3.3 above, the Allotted Shares shall be subject to sale restrictions pursuant to Rule 144. The restrictions set forth in Rule 144 apply in general to the sale of securities within the United States and to a sale to a US person (as defined in the American Securities Law).

3.4.2
An offeree defined as a US person shall be allotted the Allotted Shares on condition that such offeree has confirmed that he is an accredited investor (as defined in the American Securities Law) and the Company is convinced that the Allotted Shares can be allotted to him subject to an exemption from registration under the American Securities Law. In addition, an offeree defined as an affiliated party (as defined in the American Securities Law) shall be limited in a sale in the United States and/or to a US person other than within the framework of the exemptions specified therefor, for a period of one year from the allotment date (in this section 3.4.2 hereinafter: ("the Complete Lock Up Period") and following the conclusion of the Complete Lock Up Period  for such periods and amounts as are provided in American law, provided that the investor shall be deemed to be an affiliated party.

Each offeree hereby confirms that he is aware that notwithstanding the fact that the aforementioned restrictions may not apply directly to the sale of the Allotted Shares, according to the position of the Stock Exchange, which it adopted commencing from 2007, with regard to companies incorporated under the laws of the United States, securities of such companies may not be sold within the framework of trading on the Stock Exchange as long as sale restrictions apply to them under American law, in light of the inability to prevent the sale of such shares to a US person.

3.4.3
The aforementioned restrictions shall apply as long as the shares have not been registered pursuant to section 9.1 below, and thereafter, each offeree shall be responsible for enquiring whether there are restrictions that continue to apply to his shares.

4.	Declarations by the Parties

The Parties declare - each with regard to itself alone - that they have investigated the legal and tax situation in connection with this Agreement and the transaction and that subject to the fulfillment of the conditions precedent set forth in section 8 below, there is no restriction, and/or prohibition and/or impediment under the provisions of any agreement whatsoever, whether written or oral, and/or an impediment under any law for their purposes to their engagement herein and to the performance of their obligations under the provisions hereof, and that their engagement herein and the performance thereof (subject to the fulfillment of all the conditions precedent set forth in section 8 below) by them does not and shall not constitute a breach of any obligation whatsoever of any of them, as the case may be.

5.	Representations, Declarations and Undertakings by the Company

In addition to the aforementioned declarations in section 4 above, the Company hereby declares, confirms and undertakes towards each of the Offerees, that as of the date of execution hereof, and as of the Closing Date:

5.1	The Company is a public limited company registered in the State of Delaware whose shares are traded and registered for trading on the Stock Exchange.

5.2	The Company has been duly registered and is eligible to run its affairs as it currently does and expects to in the future, to execute this Agreement and to perform all the actions required thereunder.

5.3
By the Closing Date, the Company shall adopt all the resolutions and approvals, should such be required, by the shareholders and/or the Board and/or any other body in the Company with regard to this Agreement.

5.4
There is no impediment of any kind whatsoever hereunder and/or under any law to the conclusion and completion of this Agreement, or the performance of the Company's obligations under the provisions thereof. Without detracting from the aforesaid, the Company's engagement herein and the realization of its obligations thereunder do not constitute a breach and/or expected breach and/or do not conflict with any provisions of any agreement whatsoever to which it is a party, and/or any undertaking whatsoever and/or with any third party rights whatsoever and/or with any order or judgment whatsoever applying to it and/or the securities allotted thereunder, and/or with the provisions of any law whatsoever and/or the provisions of any regulatory authority whatsoever, and do not require the approval and/or consent of any third party whatsoever and/or the conferral of a notice to any third party whatsoever (with the exception of the approval of the Stock Exchange and the Securities Authority).

5.5	The execution of this Agreement does not constitute a breach of the Company's articles of incorporation and does not conflict with the Company's articles of incorporation.

5.6
The Company has been duly registered. The Company's registration is completely effective on the date of the execution thereof and on the Closing Date and, to the best of the Company's knowledge, no ground whatsoever exists for deleting the Company from the registers in which it is registered.

5.7
Prior to the execution hereof the Company's registered share capital is composed of 50,000,000 (fifty million) ordinary shares, enjoying the same rights with a nominal value of 0.001 dollars each (hereinafter: “the Ordinary Shares”).

5.8
The Company's issued and outstanding share capital is composed of 11,645,404 of the Company's Ordinary Shares having a nominal value of 0.001 dollars each. The Company has allotted non-convertible option deeds specified in the Company's capital table attached as Annex 5.8 hereof - as of the date of the execution hereof the Company is not subject to any obligation towards any person to perform an allotment of its securities or to perform a transaction in its securities, with the exception of the Company's immediate intention to recruit capital by way of a private recruitment and with the exception of the Company's intention to allot options to various suppliers in lieu of a monetary debt in respect of services.

5.9
All the Ordinary Shares in the Company's issued and outstanding share capital have the same standing and enjoy the same rights, inter alia with respect to voting rights, the right to participate in the Company's profits and the right to participate in the distribution of the Company's surplus assets in the event of liquidation.

5.10
Between the date of the financial reports of June 30, 2011 (hereinafter: "the Financial Reports"), and the date of the execution hereof and the Closing Date, there has not been/shall not be a material deterioration in the state of the Company's affairs and results and the Company has not and shall not perform any transactions and has not and shall not assume any obligation other than in the course of ordinary business, which did not find expression in the Financial Reports and the immediate reports published by the Company prior to the execution hereof; furthermore, there has not/shall not be:

5.10.1	a material change in its assets, obligations, cash flow, and business status from those reflected in the Financial Reports;

5.10.2	any loss, destruction or damage having a material adverse effect on its assets, property, situation business results or business;

5.10.3	any waiver whatsoever by the Company of a valuable right or material debt due to it;

5.10.4	any change whatsoever or amendment of an agreement or material arrangement to which the Company or any of its assets or other property are obligated thereunder or subject thereto;

5.11
The Company's annual and quarterly financial reports are correct, complete and accurate, and properly reflect the Company's situation, its assets, rights and obligations, and the capital and business results of the Company and its subsidiaries, on the dates specified therein, and the results of its operations for the periods to which they relate, and they were prepared in accordance with the IFRS which were implemented consistently without changes compared to previous years unless specified otherwise in the Financial Reports.

5.12
The Company's public reports (including prospectuses), as such appear in the electronic reporting system, including its published Financial Reports, were prepared in accordance with the provisions of the relevant laws on the date of delivery thereof. The Company has published all the immediate reports required under the law on time. All the transactions in which the controlling shareholders and/or officeholders of the Company have a personal interest have been duly approved.

5.13
The Company's shares are not on the preservation list and the Company has not received a warning from the Stock Exchange concerning its intention to transfer trading of the Company's shares to the preservation list.

5.14
The Company and/or the officeholders therein are not involved in legal proceedings pertaining to the Company, inter alia before a court or in arbitration, and/or in an investigation by any governmental and/or regulatory authority whatsoever which are not listed in the periodic reports or reported by the Company to the public (hereinafter: "Legal Proceedings") and it is not aware of any change whatsoever with respect to the situation of the legal proceedings compared to that described in the periodic reports and the Company is not aware of any fact establishing or likely to establish a cause of action for any such suit and/or investigation.

5.15
The Company is in possession of any and all licenses and permits required for the purpose of its operations, and such licenses and permits are in force, and it is not in breach of any provisions and/or requirements with regard to such licenses or permits.

5.16
The Company's reports, including the immediate and periodic reports, are correct, accurate, and complete, and do not include any misleading detail which would have caused the Offerees as reasonable investors to refrain from engaging in this Agreement had they known thereof. The Company is in compliance with all the reporting requirements imposed on it both in Israel and in the US.

5.17
In addition to the Lock Up rules applying to blocked securities, as far as this applies to the Company, the securities shall be free of any debt and/or liability and/or any third-party right whatsoever.

5.18
The Company has had time to conduct due diligence investigations of Metamorfix, the Company has conducted such investigations and as an existing shareholder in Metamorfix, it confirms and consents to the fact that within the framework of the transaction, the Offerees are making declarations and assuming obligations with regard to their shares alone and not with regard to the Company and that the transaction and the consideration reflect this. The Company is acquiring the Transferred Shares "as is", and it has not relied on any representation or assurance by the Offerees, subject to the provisions of sections 6 and 8 below.

5.19
The Company is aware that the Offerees have engaged with them in this Agreement on the basis of its declarations and obligations specified in this section 5, and were it not for such declarations and obligations the Offerees would not have engaged in this Agreement, including all the terms thereof.

6.	The Oferees’ Declarations and Undertakings

In addition to the declarations specified in section 4 above, every offeree jointly and severally declares and confirms as follows:

6.1
The engagement in this Agreement and its performance by the offeree, does not and shall not constitute a breach of any obligation whatsoever by the offeree. The offeree is entitled to transfer the Transferred Shares in accordance with the conditions hereof.

6.2	No attachment or lien has been imposed on the Transferred Shares owned by it, and no third party whatsoever has any right or claim whatsoever in such shares or in respect thereof.

6.3
With the exception of the Transferred Shares, the options, the loan balances and the exemption from a guarantee pursuant to this Agreement and the employment relationship (existing between Mazal Dahan and the Company), the Company has no obligations towards the offeree, and no demand, claim or action is being or shall be raised against the Company, or any agent thereof in respect of a matter, action, or event preceding the transfer of the Transferred Shares to the Company.

7.	Interim period

7.1
Commencing from the date of execution hereof, and until the Closing Date or the final date, whichever occurs first (hereinafter:  "the Interim Period"), the Company shall not perform any action deviating from its ordinary course of business and/or any material action, nor shall the Company perform an allotment of securities of any kind whatsoever, a distribution (as such term is defined in the Companies Law), a change in the composition of the Company's assets, and a registration of liens over the Company's assets, subject, however, to actions required hereunder or under any law. The Company shall further refrain from performing any action conflicting with its representations contained herein and/or which are likely to frustrate the transaction forming the subject matter hereof.

7.2
The Parties shall cooperate and deliver any information required by the Company for the purpose of reporting to the Securities Authority and to the Company's shareholders in connection with this Agreement. Furthermore, during the Interim Period the Parties shall act together in order to bring about the fulfillment of all the conditions precedent specified in section 8 below.

7.3
Subject to completion of the capital recruitment by the Company for the purposes of the Company, including the current recruitment through convertible loans in an amount which shall not be less than NIS 1.35 million, and to the approval of the Company's General Meeting of this Agreement, the Company undertakes to finance Metamorfix's ongoing activity, commencing from the Closing Date of the transaction, in an amount which shall not be less than US$ 50,000 a month at the beginning of each month in advance. The financing terms shall be set by the Parties by mutual consent.

8.	Closing

The closing shall be effected on one or more dates with part or all of the Offerees as shall be set forth below. As soon as the Company has complied with all its obligations for closing, it shall advise the Offerees thereof. An offeree who has completed his obligations for the purpose of closing, including the one specified in section 8.4 below, shall advise the Company thereof and fix a date for completion by no later than December 15, 2011 ("the Final Date"). If the Company shall not have completed its obligations for closing set forth below by the Final Date, this Agreement shall be cancelled, unless the Final Date has been extended by the mutual consent of the Parties. It is hereby clarified that the Company shall not be obliged to complete the transaction until Offerees holding at least 40% of Metamorfix's share capital have announced that they have fulfilled their obligations for closing. The Company and any of the Offerees shall convene on the Closing Date and complete the transaction pursuant to this section below, whereby all the actions specified below shall be performed simultaneously and in an integrated fashion and no individual action shall be deemed to be a complete one and no individual document shall be deemed to have been delivered until all the actions have been completed and all the documents delivered pursuant to the provisions set forth below:

The Parties

8.1
The Company and the Offerees who have announced the completion of the transaction shall deliver a confirmation that all the representations specified in sections 4, 5 and 6 above (respectively with regard to the representations of each party) are correct also on the Closing Date and that no material changes have taken place in any of them up to the Closing Date, in respect of which no notice in writing has been made to the other party to this Agreement (and the party receiving such notice has agreed to close the transaction notwithstanding such change) subject to changes performed in accordance with the provisions of this Agreement.

The Offerees

8.2	Every offeree shall deliver confirmations from the institutions of Metamorfix for the transfer of his shares in Metamorfix to the Company and his resignation from Metamorfix’s Board, if relevant.

8.3	The offeree shall transfer all the Transferred Shares to the subsidiary pursuant to the law, being clear and free, and for such purpose shall execute a share transfer deed.

8.4
The offeree shall present the Company with a confirmation from the income tax authorities regarding the rate for deduction at source applying to him, or shall confirm in writing that he agrees to have tax deducted at source at the rate applying under the law. If the offerree has failed to present such a confirmation and has not confirmed to the Company that it can make a deduction under the law by the Final Date, such offeree shall be deemed to have cancelled his execution of this Agreement and no party shall have any claim or action against such offeree.

The Company

8.5
Shall forward to the Offerees a copy of the resolutions of the Company's institutions (including due confirmation of the General Meeting) concerning its engagement herein and the performance of all its provisions, inter alia also the performance of the allotment to the Offerees against the share transfer from Metamorfix to the Company described above.

8.6
Shall forward a copy and shall confirm to the Offerees that it has made all the reports required of it in respect of its engagement in and performance hereof, both in Israel and in the US, and shall confirm having obtained all the approvals from the regulatory bodies required under any law in Israel and in the US.

8.7
Shall allot the Allotted Shares to the Offerees, being clear and free (subject to lock up conditions) and shall issue share certificates to them in respect of the Allotted Shares pursuant to Section 3.1 above.

8.8	Shall appoint directors to Metamorfix to replace the resigning directors and shall announce the share transfer to the Companies Registrar.

8.9
The Subsidiary undertakes to ensure that Metamorfix continues to comply with all of Metamorfix's obligations under the Encouragement of Research and Development and Industry Law, the plan approvals and the instructions of the Chief Scientist. Should the Chief Scientist require it, the Company in its capacity as shareholder of the subsidiary shall execute a deed of undertaking towards the Chief Scientist employing wording acceptable to the Scientist.

Metamorfix

8.10	Shall submit an application to the Chief Scientist to approve the share transfer from the shareholders to the subsidiary, and shall obtain his approval.

8.11	Shall announce the share transfer and resignation of the directors to the Companies Registrar and update the Company's shareholders' register with regard thereto.

9.	The Company's obligations following the closing

9.1
Registration. The Allotted Shares shall be registered for trading as part of the first registration to be effected to the Company's shares both in the US and in the Stock Exchange, and shall be registered in the name of the Company for registration on the same date in order to reduce the lock up period to a minimum and to enable registration of the shares for trading. The aforementioned registration procedures shall be completed no later than upon the expiry of 6 months from the date of this Agreement specified above.

9.2
Options. As soon as the Company can allot options to employees under a plan pursuant to section 102 of the Ordinance, and in coordination with the offeree employees the Company undertakes to exchange the options granted in Metamorfix to employees and advisers with Company options. The said exchange shall be effected with regard to options which have matured by the Closing Date. The conditions of the new options shall be similar as far as possible to the conditions of Metamorfix's option deeds whereby each of them shall be convertible into one Company share with a nominal value of US$.0.001 each and the realization period shall be two years from the date on which the options were exchanged and registered. The conversion ratio shall be based on the conversion rate of the Offerees' shares. The realization price shall be fixed by the Company's Board having regard to the realization prices of the options exchanged in Metamorfix. The Company shall be responsible for registering the options and realized shares under the laws of the US and Israel as promptly as possible following the allotment thereof.

The exchange of all the aforementioned option deeds shall be subject to the provisions of the Ruling on the Option Deeds and shall be effected in accordance therewith. The Company shall be responsible for obtaining the said Ruling. The Ruling shall confirm that the exchange between Metamorfix's options with options of the Company shall not constitute a tax event. Furthermore, section 102 of the Ordinance shall apply to the options to be allotted in a capital track with respect to employees and a tax event, should such occur, shall be deferred to the realization date.

9.3	Repayment of loans and exemption from guarantees.

9.3.1
Metamorfix has loans in the total amount of 225,800 US dollars as of the date of the execution hereof, which were borrowed from part of the Offerees and from Israel Healthcare Ventures 2 LP Incorporated, from the period in which it was a shareholder in Metamorfix (in this section: "the Lenders"). The Lenders undertake following the approval of the Company's General Meeting of this transaction to convert the loan to Metamorphx into 859,889 Company shares following performance of the share exchange set out herein.

9.3.2
Immediately following the closing, the Company shall exchange, to the lessor's satisfaction, the personal guarantee executed by Mr. Moshe Mizrachi in the amount of NIS 25,000 with another security to secure Metamorfix's obligations to the lessor, and Mr. Moshe Mizrachi shall be released from his guarantee.

10.	Miscellaneous

10.1
In any event that any party whatsoever shall fail to use any right whatsoever granted to it hereunder or under any law, this shall not be deemed to be a waiver on its part of such right and it shall be entitled to once again exercise such rights. A party in breach shall not be entitled to plead delay or waiver.

10.2
The terms of this Agreement include in their entirety the stipulations and agreements between the Parties with regard to the share allotment allotted to the Offerees and shall prevail over any engagement, agreement, representation or undertaking preceding the execution hereof, including the option deed granted to the Company in September 2011, whether drawn up in writing or orally.

10.3	In any event that the date for performing any of the stages hereunder shall fall on a day which is not a business day, the said date shall be postponed until the first business day thereafter.

10.4	Any change, amendment and/or addition hereto shall not be valid and shall be deemed not to have been effected, unless effected in writing and executed by all the Parties together.

10.5	The Parties shall adopt any additional measures required for the purpose of implementing and executing this Agreement, in its letter and spirit, including the execution of additional documents.

10.6
The Parties' addresses for the purpose of this Agreement shall be the ones specified in the Preamble hereof and in Annex A' or any other address of any of the Parties which such party shall advise in writing to the other party hereto.

10.7
Any announcement by any of the Parties in connection with this Agreement shall be sent to the addressee by personal delivery or registered letter to his aforementioned address, and shall be deemed to have been delivered to the addressee on the date of delivery by personal delivery, or within 3 days following the date of dispatch thereof by registered letter as aforesaid, or on the first business day following its dispatch by fax or e-mail, as the case may be.

10.8	This Agreement shall be governed by Israeli law and the jurisdictional venue for the purpose of a jurisdiction clause shall be the Tel Aviv-Jaffa District Court.

10.9	On the Closing Date the Company shall bear the legal costs of Metamorfix and of the Offerees stemming from the transaction and this Agreement.

[Signature pages are attached hereto]

IN WITNESS WHEREOF THE PARTIES HEREBY AFFIX THEIR SIGNATURES:

Metamorefix Ltd.	TopSpin Medical, Inc.
/s/ Amir Valdman	/s/ Uri Ben-Or
Title: Authorised signature	Title: CFO

/s/ Mazal Dahan	/s/ Hanan Waksman
Title: CEO	Title: CEO

Annex A’

Each of the undersigned Offerees agrees to the contents of the above Agreement and undertakes to act in accordance therewith and further confirms that the provisions of the said Agreement have been explained to them and that they understand such provisions:

/s/ Asher Shmulevitz
Address: 25 Lechi Street, Bnei Brak	Asher Shmulevitz

/s/ Asher Shmulevitz
Address: 25 Lechi Street, Bnei Brak	Madgenesis Partners Ltd.

/s/ Moshe Mizrachi
Address: 2 Yatziz Street, Tel Aviv	Moshe Mizrachi

/s/ Amir Waldman
Address: 115 Hazalon Street, Yarkona	Amir Waldman

/s/ Eitan Nachum
Address: New York, USA	Eitan Nachum

/s/ Mazal Dshan
Address: 23 Hazayit Street, Mazkeret Batya	Mazal Dshan

/s/ James Shaul
Address: 134/1 Hasenunit, Mevaseret Zion	James Shaul

Address: 28 Habareket, Mevaseret Zion	/s/ Yoav Matan
Yoav Matan

Address: _____________________	/s/ Miri Horowitz
Miri Horowitz - employee

Address: ___________________	/s/ Anita Porat
Anita Porat

Israel Healthcare Ventures 2 L.P. Incorporated, hereby countersigns this Agreement only with respect to Section 9.3.1 hereto and agrees to be bound by this Section 9.3.1 above.

/s/ Eran Perry
______________________________________
Israel Healthcare Ventures 2 L.P. Incorporated